As filed with the Securities and Exchange Commission on April 29, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ArcelorMittal

(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

19, Avenue de la Liberté

L-2930 Luxembourg

Grand Duchy of Luxembourg

Telephone: (352) 4792-2414

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Marc Jeske, Esq.

ArcelorMittal USA Inc.

1 South Dearborn Street, 19th Floor

Chicago, IL 60603-9888

United States

Telephone: 1-312-899-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John D. Brinitzer, Esq. Cleary Gottlieb Steen & Hamilton LLP 12, rue de Tilsitt 75008 Paris France (33) 1 40 74 68 00	John Banes, Esq. Davis Polk & Wardwell 99 Gresham Street London EC2V 7NG United Kingdom (44) 20 7418 1300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered / Proposed Maximum Offering Price per Unit /Proposed Maximum Offering Price	Amount of Registration Fee
Debt Securities Common Stock	(1)	(2)

(1)	An indeterminate amount of securities of each class is being registered as may be offered at indeterminate prices are being registered.
(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of the entire registration fee. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

Debt Securities

Common Shares

ArcelorMittal may use this prospectus to offer debt securities, which may be convertible into common shares, from time to time.

You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 29, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of those securities and their offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities.

You should not assume that the information contained in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus, “ArcelorMittal,” “we,” “our,” “us” and “the Company” refer to ArcelorMittal, formerly known as Mittal Steel Company N.V. (“Mittal Steel”), and its consolidated subsidiaries, unless the context otherwise requires or unless otherwise specified. References to “Shares” are to the common shares of ArcelorMittal.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows ArcelorMittal to “incorporate by reference” the information it files with it, which means that ArcelorMittal can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that ArcelorMittal files with the SEC will automatically update and supersede this information. ArcelorMittal incorporates by reference the following documents:

•	ArcelorMittal’s annual report on Form 20-F for the year ended December 31, 2008 (File No. 333-146371), which is referred to as ArcelorMittal’s “2008 Form 20-F;” and

•

ArcelorMittal’s report on Form 6-K filed on April 29, 2009 and indicating incorporation by reference into the March 3, 2009 Form F-3 and prospectus therein, incorporating a press release entitled “ArcelorMittal Reports First Quarter 2009 Results.”

ArcelorMittal also incorporates by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that ArcelorMittal furnishes to the SEC before the termination of the offering.

Any statement contained in the 2008 Form 20-F shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal USA Inc., 1 South Dearborn Street, 19th Floor, Chicago, IL 60603, Attention: Ms. Lisa M. Fortuna, Manager, Investor Relations, telephone number: (312) 899-3985.

WHERE YOU CAN FIND MORE INFORMATION

ArcelorMittal files reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings ArcelorMittal makes electronically will be available to the public over the Internet on the SEC’s website at www.sec.gov and on ArcelorMittal’s web site at www.arcelormittal.com. The references above to the ArcelorMittal website and the website of the SEC are inactive textual references to the uniform resource locator (URL) and are for your reference only.

PRESENTATION OF CERTAIN INFORMATION

Financial Information

The audited consolidated financial statements of ArcelorMittal (of which Mittal Steel is the predecessor) and its consolidated subsidiaries, including the consolidated balance sheets as of December 31, 2007 and 2008, and the consolidated statements of income, changes in equity and cash flows for each of the years ended December 31, 2006, 2007 and 2008, which we refer to as the “ArcelorMittal Consolidated Financial Statements,” are contained in ArcelorMittal’s 2008 Form 20-F and have been incorporated by reference in this prospectus. The ArcelorMittal consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The financial information and certain other information presented in a number of tables in this prospectus have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Market Information

This prospectus (including the documents incorporated by reference herein) includes industry data and projections about ArcelorMittal’s markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this prospectus are based primarily on public sources including, but not limited to, publications of the International Iron and Steel Institute. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. ArcelorMittal has not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases ArcelorMittal has made statements in this prospectus regarding its industry and its position in the industry based on internal surveys, industry forecasts and market research, as well as its own experience. While these statements are believed to be reliable, they have not been independently verified, and ArcelorMittal does not make any representation or warranty as to the accuracy or completeness of such information set forth in this prospectus.

ARCELORMITTAL

ArcelorMittal is the world’s largest and most global steel producer based on production volumes. It results from the combination in 2006 of Mittal Steel and Arcelor, at the time respectively the world’s largest and second largest steel companies by production volume.

ArcelorMittal had sales of approximately $124.9 billion, steel shipments of approximately 101.7 million tonnes and crude steel production of approximately 103.3 million tonnes for the year ended December 31, 2008, as compared to sales of approximately $105.2 billion, steel shipments of approximately 109.7 million tonnes and crude steel production of approximately 116.4 million tonnes for the year ended December 31, 2007.

ArcelorMittal’s net income attributable to equity holders of the parent for the year ended December 31, 2008 was $9.4 billion, as compared with net income attributable to equity holders of the parent of $10.4 billion for the year ended December 31, 2007.

As of December 31, 2008, ArcelorMittal had equity of $59.2 billion, total debt of $34.1 billion and cash and cash equivalents, including restricted cash, of $7.6 billion, as compared to equity of $61.5 billion, total debt of $30.6 billion and cash and cash equivalents, including restricted cash, of $8.1 billion as of December 31, 2007.

ArcelorMittal has been built on a management strategy that emphasizes size and scale, vertical integration, product diversity and quality, continuous growth in higher value products, a strong employee well-being and customer service focus. ArcelorMittal intends to continue to play a leading role in the consolidation of the global steel industry and to remain the global leader in the steel industry. The Company’s three-dimensional strategy, as described in our 2008 Form 20-F incorporated by reference herein, is its key to sustainability and growth. ArcelorMittal has unique geographical and product diversification coupled with upstream and downstream integration designed to minimize risk caused by cyclicality.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for our general corporate purposes. These purposes may include working capital for the Company or other companies in our group and the repayment of existing borrowings of the Company and our subsidiaries.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out the consolidated capitalization and indebtedness of ArcelorMittal at March 31, 2009, prepared on the basis of IFRS. You should read this table together with our consolidated financial statements and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus and in any related prospectus supplement.

As of March 31, 2009 (Unaudited) (Amounts in millions of euro) Actual
Short-term borrowings, including current portion of long-term debt	7,614
Secured and Unguaranteed	20
Guaranteed and Unsecured	246
Secured and Guaranteed	0
Unsecured/Unguaranteed	7,348

Long-term borrowings, net of current portion	23,076
Secured and Unguaranteed	115
Guaranteed and Unsecured	4,900
Secured and Guaranteed	422
Unsecured/Unguaranteed	17,638

Equity attributable to the equity holders of the parent	51,762
Minority interests	3,698
Total shareholders’ equity	55,460
Total capitalization (Total shareholder’s equity plus Short-term borrowings plus Long-term borrowings)	86,150

RATIO OF EARNINGS TO FIXED CHARGES

ArcelorMittal’s unaudited ratio of earnings to fixed charges for the periods indicated below was as follows:

	2004		2005		2006		2007		2008
Ratio of earnings to fixed charges	23.6	x	9.0	x	6.4	x	7.6	x	5.3	x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represent consolidated pretax income before adjustment for minority interests in consolidated subsidiaries, less income allocable to minority interests in consolidated subsidiaries that have not incurred fixed charges, fixed charges less interest capitalized, and undistributed earnings of equity investees. Equity investees are investments accounted for using the equity method of accounting. Fixed charges include interest expensed and capitalized and the interest portion of rental obligations. Amounts were prepared in accordance with IFRS.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	common shares

•	debt securities

We will set forth in the applicable prospectus supplement a description of the debt securities and the common shares that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF COMMON SHARES

We may issue our common shares either alone or underlying other securities convertible into our common shares.

Holders of our common shares are entitled to certain rights and subject to certain conditions. See “Description of Share Capital” in the 2008 Form 20-F incorporated by reference herein.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities using this prospectus, which may include debt securities convertible into common shares. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities that we may issue are governed by a contract between us and HSBC Bank USA, National Association, as trustee, called an indenture.

The trustee under the indenture has two main roles:

•	first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below; and

•

second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell your debt securities and sending you notices.

The indenture and its associated documents contain the full legal text governing the matters described in this section. The indenture and the debt securities are governed by New York law. A form of the indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in the debt securities should refer to “Clearance and Settlement.”

This section summarizes the material provisions of the indenture and certain debt securities that may be issued under the indenture. In particular, this section summarizes material terms of debt securities to be issued in fully registered, book-entry form without coupons in denominations of U.S.$2,000 and integral multiples of $1,000 in excess thereof, that will be unsecured and rank equally with all of our other existing and future unsecured and unsubordinated debt, bear interest at a fixed rate per annum, based upon a 360-day year consisting of twelve 30-day months. This section does not describe other types of debt securities that may be issued under the indenture, such as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any such debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such debt securities, would be described in the prospectus supplement relating to any such debt securities.

However, because it is a summary, it does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. The indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of debt securities under the indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities without the consent of holders of securities in the outstanding series. Any additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional debt securities will be consolidated and form a single series with the existing debt securities of the same series; provided, that such additional debt securities will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or be part of a qualified reopening for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, per annum, at which the series of debt securities will bear interest and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any provisions for redemption at the option of the holder;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that will be payable upon any declaration of acceleration of maturity;

•

the currency of payment of principal of, premium, if any, and interest on the series of debt securities and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•

if the principal amount payable at maturity of the series of debt securities will not be determinable at maturity, the amount that will be deemed to be the principal amount thereof for any other purpose under the indenture or the debt securities;

•	the terms, if any, upon which the debt securities of the series may be convertible into or exchangeable for common shares of ArcelorMittal;

•	any additional circumstances under which the series of debt securities will be redeemable at our option;

•	any additional Events of Default or covenants applicable to the series of debt securities;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of debt securities.

We may issue debt securities that are convertible into our common shares. The terms, if any, on which the debt securities may be converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of common shares or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement. All such calculations shall be performed by us and our agents. Neither the trustee nor the conversion agent shall have any liability for not verifying our calculations and shall be entitled to rely upon them.

Additional Amounts

All payments of principal of, and premium (if any) and interest on the debt securities will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within Luxembourg or any jurisdiction in which ArcelorMittal is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, ArcelorMittal or any successor entity, as the case may be, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no such withholding or deduction been required by the Relevant Jurisdiction, except that no Additional Amounts will be payable:

(a) for or on account of:

(i) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(A) the existence of any present or former connection between the holder or beneficial owner of such Note, as the case may be, and the Relevant Jurisdiction including, without limitation, such holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such Note or the receipt of payments thereunder;

(B) the presentation of such Note (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;

(C) the failure of the holder or beneficial owner to comply with a timely request of us or any successor entity addressed to the holder or beneficial owner, as the case may be, to provide information, documentation and certification concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would under applicable law, regulation or administrative practice have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder; or

(D) the presentation of such Note (where presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(ii) any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

(iii) any withholding or deduction in respect of any tax, duty, assessment or other governmental charge where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives; or

(iv) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii) and (iii); or

(b) with respect to any payment of the principal of, or premium, if any, or interest on, such Note to a holder who is a fiduciary, partnership or Person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note, such mention will be deemed to include payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption, Exchange and Purchase

The prospectus supplement will state whether the debt securities are redeemable by us or subject to repayment at the holder’s option, other than as described below under “—Redemption for Taxation Reasons.”

Redemption for Taxation Reasons

The debt securities of any series may be redeemed, at our option, in whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Company for redemption (the “Tax Redemption Date”) if, as a result of:

(1) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(2) any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced (i) in the case of us, on or after the Closing Date or (ii) in the case of any successor entity, on or after the date such successor entity becomes obligated under the debt securities or the indenture, with respect to any payment due or to become due under the debt securities or the indenture, ArcelorMittal or the successor entity, as the case may be, is, or on the next interest payment date would be, required to pay Additional Amounts, and such requirement cannot be avoided by us or the successor entity, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt changing the jurisdiction of us or any successor entity is not a reasonable measure for the purposes of this section; and provided, further that no such notice of redemption will be given earlier than 60 days prior to the earliest date on which we, or any successor entity, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the debt securities were then due.

Prior to the giving of any notice of redemption of the debt securities pursuant to the foregoing, ArcelorMittal or the successor entity, as the case may be, will deliver to the Trustee:

(1) a certificate signed by a duly authorized officer stating that such change or amendment referred to in the prior paragraph has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by us or a successor entity, as the case may be, taking reasonable measures available to it; and

(2) an opinion of legal counsel of recognized standing stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

Any debt securities that are redeemed will be cancelled.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their debt securities for other bonds or debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase debt securities in the open market or otherwise at any price.

Cancellation

All debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold. The Trustee will make its record of any such cancellation available for inspection to holders during its normal business hours.

Consolidation, Merger, Conveyance or Transfer

So long as any of the debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal are merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture as provided for in the indenture the due and punctual payment of the principal of and interest on the debt securities and the performance or observance of every covenant of the indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the Trustee an officer’s certificate signed by a duly authorized officer and an opinion of legal counsel of recognized standing, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to the transaction have been complied with and, immediately after giving effect to the transaction, no event of default has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by any court or tribunal having jurisdiction over us, our properties and our assets.

Negative Pledge

The indenture provides that so long as any of the debt securities remain outstanding, ArcelorMittal will not, and will not permit any Material Subsidiary to, create or permit to subsist any Security upon any of our Assets or their respective Assets, as the case may be, present or future, to secure any Relevant Indebtedness incurred or guaranteed by us or by any such Material Subsidiary (whether before or after the issue of the debt securities) other than Permitted Security, unless our obligations under the debt securities are (i) equally and ratably secured so as to rank pari passu with such Relevant Indebtedness or the guarantee thereof or (ii) benefit from any other Security or arrangement as is approved by the holders of a majority in aggregate principal amount of the debt securities of the affected series then outstanding.

Events of Default

Each of the following will be an event of default under the indenture:

(1) the default in any payment of principal on any Note when due, whether on maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest, premium (if any) and Additional Amounts (if any), on any Note when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the Trustee as provided for in the indenture;

(4) our failure, or the failure of any Material Subsidiary, (a) to pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due (following the giving of such notice, if any, as required under the document governing such indebtedness and as extended by any applicable cure period) or (b) to observe or perform any agreement or condition relating to such indebtedness such that such indebtedness has come due prior to its stated maturity and such acceleration has not been cured, unless (in the case of clauses (a) and (b)) (i) the aggregate amount of such indebtedness is less than €100,000,000 or (ii) the question of whether such indebtedness is due has been disputed in good faith by appropriate proceedings and such dispute has not been finally adjudicated against us or the Material Subsidiary, as the case may be; and

(5) certain events of bankruptcy or insolvency involving our company or a Material Subsidiary.

Upon the occurrence and continuation of any event of default as provided for in the indenture, then in every such case the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the principal amount of the outstanding debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series may rescind a declaration of acceleration if an amount has been paid to or deposited with the Trustee sufficient to pay the amounts set forth in the applicable provisions of the indenture and all events of default with respect to the debt securities of such series, other than the failure to pay the principal and other amounts of debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the indenture or the debt securities, the Trustee may pursue any available remedy to enforce any provision of the debt securities or the indenture. The Trustee may maintain a proceeding even if it does not possess any of the debt securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder of a debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action the Trustee may undertake under the indenture.

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities you hold, the following must occur:

•	You must give the Trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the event of default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action and provide such written request to the Corporate Trust Office of the Trustee.

•	The Trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the Trustee during such 60-day period by holders of a majority in principal amount of all outstanding debt securities of that series.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the trustee every year a brief certification of an officer of our Company as to his or her knowledge of our compliance with the conditions and covenants of the indenture.

Amendments and Waivers

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture as of the date thereof;

•

to provide for the assumption by a successor company of our obligations under the debt securities and the indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the indenture under the Trust Indenture Act; or

•

to correct or add any other provisions with respect to matters or questions arising under this indenture, so long as that correction or added provision will not adversely affect the interests of the holders of the debt securities in any material respect.

Modifications and amendments of the indenture may be made by us and the Trustee with the consent of the holders of a majority in principal amount of the debt securities of the affected series then outstanding under the indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture, except an uncured default in the payment of principal of or interest on such series of debt securities or an uncured default relating to a covenant or provision of the indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above, without the consent of each holder of an outstanding debt security affected, no amendment may, among other things:

•	modify the stated maturity of the debt securities or the dates on which interest is payable in respect of the debt securities;

•	reduce the principal amount of, or interest on, the debt securities;

•	change the currency of payment of the debt securities;

•	impair the right of the holders of debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of this indenture or defaults under the indenture and their consequences; and

•	modify the provisions of the indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, the Company will apply the following rules.

Only Outstanding Debt Securities are Eligible

Only holders of outstanding debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a Note will not be “outstanding” if it has been surrendered for cancellation or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, debt securities held by the Company or its affiliates are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If the Company or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee specifies if it sets the record date. The Company or the trustee, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when either (i) all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the Trustee for cancellation, or all debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of such series not delivered to the Trustee for cancellation for principal and accrued interest and Additional Amounts, if any, to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

The indenture will provide that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities of such series, to maintain an office or agency with respect to the debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the debt securities of such series (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the Trustee, in trust, of an amount in U.S. dollars, or U.S. government securities, or both, applicable to the debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the debt securities of such series on the scheduled due dates therefor and (B) no Event of Default or default with respect to the debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the debt securities will be made by HSBC Bank USA, National Association, in its capacity as paying agent in New York to the registered holder(s). The paying agent will treat the persons in whose name the registered global debt securities representing the debt securities are registered as the owners thereof for purposes of making such payments and for any other purposes whatsoever.

Subject to any applicable abandoned property law, the Trustee and the paying agent will pay to the Company upon request any money held by them for the payment of principal of, premium or interest on the debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The debt securities will be governed by and construed in accordance with the laws of the State of New York. The provisions of articles 86 to 94-8 of the Luxembourg law concerning commercial companies of 10 August 1915 (as amended) regarding the representation of bondholders and bondholder meetings shall not apply to the debt securities.

Consent to Jurisdiction

ArcelorMittal will irrevocably submit to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal action or proceeding arising out of or in relation to the indenture or the debt securities, and will agree that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the debt securities.

Concerning the Trustee

HSBC Bank USA, National Association is to be the Trustee under the indenture and has been appointed by us as registrar and paying agent with respect to the debt securities.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. You should refer to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), as amended from time to time.

“Asset(s)” of any Person means, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and certified by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means, with respect to the Trustee, HSBC Bank USA, National Association, 10 East 40th Street, 14th floor, New York, NY 10016, Attn: Corporate Loan and Agency Group.

“Closing Date” means the date on which the debt securities are deposited with the Depository Trust Company, as depositary.

“Existing Security” means any Security granted by any Person over its Assets in respect of any Relevant Indebtedness and which is existing at the Closing Date or at the time any such Person becomes a Material Subsidiary or whose business and/or activities, in whole or in part, are assumed by or vested in us or a Material Subsidiary after the Closing Date (other than any Security created in contemplation thereof) or any substitute Security created over those Assets (or any part thereof) in connection with the refinancing of the Relevant Indebtedness secured on those Assets provided that the principal, nominal or capital amount secured on any such Security may not be increased.

“Group” means our company and its Subsidiaries taken as a whole.

“Material Subsidiary” means, at any time, a Subsidiary of ours whose gross assets or pre-tax profits (excluding intra-Group items) then equal or exceed 5% of the gross assets or pre-tax profits of the Group.

For this purpose:

(a) the gross assets or pre-tax profits of a Subsidiary will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited Consolidated Financial Statements of the Group have been based;

(b) if a company becomes a member of the Group after the date on which the latest audited Consolidated Financial Statements of the Group have been prepared, the gross assets or pre-tax profits of that Subsidiary will be determined from its latest financial statements;

(c) the gross assets or pre-tax profits of the Group will be determined from its latest audited Consolidated Financial Statements, adjusted (where appropriate) to reflect the gross assets or pre-tax profits of any company or business subsequently acquired or disposed of; and

(d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of ours, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of our auditors will be, in the absence of manifest error, conclusive and binding on us and the holders.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Permitted Security” means:

(a) any Existing Security;

(b) any Security granted in respect of or in connection with any Securitization Indebtedness; or

(c) any Security securing Project Finance Indebtedness, but only to the extent that the Security Interest is created on an asset of the project being financed by the relevant Project Finance Indebtedness (and/or the shares in, and/or shareholder loans to, the company conducting such project where such company has no assets other than those relating to such project).

“Person” includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case, whether or not having separate legal personality).

“Project Finance Indebtedness” means any indebtedness incurred by a debtor to finance the ownership, acquisition, construction, development and/or operation of an Asset or connected group of Assets in respect of which the Person or Persons to whom such indebtedness is, or may be, owed have no recourse for the repayment of or payment of any sum relating to such indebtedness other than:

(a) recourse to such debtor or its Subsidiaries for amounts limited to the cash flow from such Asset; and/or

(b) recourse to such debtor generally, or to a member of the Group, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the Person against whom such recourse is available; and/or

(c) if:

(i) such debtor has been established specifically for the purpose of constructing, developing, owning and/or operating the relevant Asset or connected group of Assets; and

(ii) such debtor owns no Assets and carries on no business which is not related to the relevant Asset or connected group of Assets,

recourse to all the material Assets and undertaking of such debtor and the shares in the capital of such debtor and shareholder loans made to such debtor.

“Relevant Indebtedness” means any indebtedness for borrowed money represented by bonds, debt securities or other debt instruments which are for the time being quoted or listed on any stock exchange or other similar regulated securities market.

“Securitization Indebtedness” means any Relevant Indebtedness that is incurred in connection with any securitization, asset repackaging, factoring or like arrangement or any combination thereof of any assets, revenues or other receivables where the recourse of the Person making the Relevant Indebtedness available or entering into the relevant arrangement or agreement(s) is limited fully or substantially to such assets or revenues or other receivables.

“Security” means any mortgage, charge, pledge or other real security interest (sûreté réelle).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

CLEARANCE AND SETTLEMENT

Debt securities we issue may be held through one or more international and domestic clearing systems. The clearing systems ArcelorMittal uses are the book-entry systems operated by the Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream”) and the Euroclear System, in Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the debt securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade the debt securities across borders in the secondary market. Where payments for the debt securities ArcelorMittal issues in global form is made in U.S. dollars, these procedures can be used for cross-market transfers and the debt securities are cleared and settled on a delivery against payment basis.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in the debt securities held by them.

ArcelorMittal has no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal has no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal also does not supervise these systems in any way.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

The Euroclear System

The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System plc, a U.K. corporation (the “Euroclear Clearance System”). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

Settlement

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the estimated net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed, if applicable.

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

Expenses

The expenses of any offering of debt securities will be detailed in the relevant prospectus supplement.

VALIDITY OF SECURITIES

Unless otherwise specified in the prospectus supplement, the validity of the common shares, the due authorization of the issuance of the debt securities and other matters governed by Luxembourg law will be passed upon for ArcelorMittal by Elvinger, Hoss & Prussen, its Luxembourg counsel, and the validity of the debt securities and certain other matters of New York law will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Davis Polk & Wardwell.

EXPERTS

The consolidated financial statements of ArcelorMittal and subsidiaries (the “Company”) as of and for the years ended December 31, 2007 and 2008, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008 and incorporated by reference herein, have been audited by Deloitte S.A., as stated in their reports set forth therein and incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of income, changes in equity and cash flows of Mittal Steel Company N.V. (predecessor entity of ArcelorMittal) and subsidiaries (“Mittal Steel”) for the year ended December 31, 2006 and the retrospective adjustments to the 2006 financial statements, except for the consolidated financial statements of Arcelor S.A. and its subsidiaries (“Arcelor S.A.”, a consolidated subsidiary) (except for Dofasco, Inc., Belgo Siderurgia S.A., Companhia Siderúrgica Tubarão S.A., Sol Coqueria Tubarão S.A., Acindar Industria Argentina de Aceros S.A., Arcelor España S.A., Arcelor Largos Perfiles, and Laminados Velasco S.L., consolidated subsidiaries of Arcelor, whose consolidated financial statements for the period from August 1, 2006 to December 31, 2006, were audited by Deloitte Accountants B.V.), included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008, and incorporated by reference herein, have been audited by Deloitte Accountants B.V. as stated in their report set forth therein and incorporated by reference herein (which report expresses an unqualified opinion on the consolidated statements of income, changes in equity and cash flows, and includes an explanatory paragraph referring to (i) the retrospective adjustments made for the finalization of purchase accounting of Arcelor S.A. and (ii) the adjustment to the disclosure for a change in the composition of reportable segments). Such consolidated statements of income, changes in equity and cash flows have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated income statement, statement of cash flows, and statement of changes in shareholders’ equity of Arcelor S.A. (consolidated with those of the Company and not separately incorporated by reference herein), for the five months ended December 31, 2006, have been audited by KPMG Audit S.à r.l., as stated in their report which is included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008, and is incorporated by reference herein (which report expresses a qualified opinion because the omission of comparative financial information is not in conformity with IFRS and contains an explanatory paragraph stating that the consolidated financial statements are based on historical values of Arcelor S.A.’s assets and liabilities prior to its acquisition by Mittal Steel and, accordingly, do not include the purchase price adjustments to such amounts reflected in the consolidated financial statements of Mittal Steel as a result of such acquisition). Such consolidated income statement, statement of cash flows, and statement of changes in shareholders’ equity have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

All of the foregoing firms are independent registered public accounting firms.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

The Articles of Association of ArcelorMittal provide that ArcelorMittal will, to the extent permitted by law, indemnify every director and every member of the Group Management Board as well as every former director or member of the Group Management Board for the fees, costs and expenses reasonably incurred by him or her in the defense or resolution (including a settlement) of all legal actions or proceedings, whether civil, criminal or administrative, he or she has been involved in his or her role as former or current director or member of the Group Management Board of ArcelorMittal.

The right to indemnification does not exist in the case of gross negligence, fraud, fraudulent inducement, dishonesty or for a criminal offense, or if it is ultimately determined that the director or member of the Group Management Board has not acted honestly, in good faith and with the reasonable belief that he or she was acting in the best interests of ArcelorMittal.

Item 9. Exhibits.

1.1	Form of Underwriting Agreement.*

4.1	Form of Indenture, between ArcelorMittal and HSBC Bank USA, National Association.

4.2	Form of debt securities for ArcelorMittal relating thereto (included in Exhibit 4.1).

5.1	Opinion of Elvinger, Hoss & Prussen.

5.2	Opinion of Cleary Gottlieb Steen & Hamilton.

12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte S.A.

23.2	Consent of Deloitte Accountants B.V. (Mittal Steel Company N.V. and subsidiaries).

23.3	Consent of KPMG Audit S.à.r.l. (Arcelor S.A. and subsidiaries).

23.4	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1 above).

23.5	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2 above).

24.1	Powers of Attorney (included in signature page).

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

*	To be filed on Form 6-K and incorporated by reference herein.

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

5.	That, for the purpose of determining liability under the Securities Act to any purchaser,

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES OF ARCELORMITTAL

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, on April 28, 2009.

ARCELORMITTAL

By:	/s/ H. J. Scheffer
Name:	H. J. Scheffer
Title:	Company Secretary

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mr. B.C. Agarwal, Mr. S. Maheshwari, Mr. A. Rinnen and/or Mr. H. Scheffer, severally and individually, and each of them (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form F-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated in respect of ArcelorMittal.

Signature	Title	Date
/s/ Lakshmi N. Mittal Lakshmi N. Mittal	Chief Executive Officer, Director and Chairman of the Board of Directors	April 28, 2009

/s/ Aditya Mittal Aditya Mittal	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 28, 2009

Vanisha Mittal Bhatia	Director

/s/ Narayanan Vaghul Narayanan Vaghul	Director	April 28, 2009

Wilbur L. Ross, Jr.	Director

/s/ Lewis B. Kaden Lewis B. Kaden	Director	April 28, 2009

François H. Pinault	Director

/s/ Michel Marti Michel Marti	Director	April 28, 2009

/s/ José Rámon Álvarez Rendueles José Rámon Álvarez Rendueles	Director	April 28, 2009

/s/ Sergio Silva de Freitas Sergio Silva de Freitas	Director	April 28, 2009

Georges Schmit	Director

Jean-Pierre Hansen	Director

/s/ John O. Castegnaro John O. Castegnaro	Director	April 28, 2009

/s/ Antoine Spillman Antoine Spillman	Director	April 28, 2009

HRH Prince Guillaume de Luxembourg	Director

Ignacio Fernández Toxo	Director

/s/ Malay Mukherjee Malay Mukherjee	Director	April 28, 2009

Signature of Authorized Representative of ArcelorMittal

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ArcelorMittal, has signed this registration statement or amendment thereto, as the case may be, in the City of Chicago, State of Illinois, on April 28, 2009.

Signature	Title
/s/ Marc Jeske	Authorized Representative in the United States Assoc. GC/Asst. Secretary
Marc Jeske

INDEX TO EXHIBITS

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement.*

4.1	Form of Indenture, between ArcelorMittal and HSBC Bank USA, National Association.

4.2	Form of debt securities for ArcelorMittal relating thereto (included in Exhibit 4.1).

5.1	Opinion of Elvinger, Hoss & Prussen as to the validity of the common stock and the debt securities and as to certain matters of Luxembourg law.

5.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the debt securities as to certain matters of New York law.

12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte S.A.

23.2	Consent of Deloitte Accountants B.V. (Mittal Steel Company N.V. and subsidiaries).

23.3	Consent of KPMG Audit S.à.r.l. (Arcelor S.A. and subsidiaries).

23.4	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1 above).

23.5	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2 above).

24.1	Powers of Attorney (included in signature page).

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

*	To be filed on Form 6-K and incorporated by reference herein.